SECOND AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS SECOND AMENDED AND RESTATED AGREEMENT (the “Agreement”), dated July 21, 2016, is made by and between Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), and John F. Lundgren (the “Executive”).

WHEREAS, the Company is currently a party to an Amended and Restated Change in Control Severance Agreement with the Executive, dated December 10, 2008 (the “Prior Agreement”);

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management and other key employees, may result in the departure or distraction of management personnel and other key employees to the detriment of the Company and its shareowners;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management and other key employees, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

WHEREAS, the parties wish to amend and restate the Prior Agreement to replace the provision thereunder providing the Executive with a gross-up payment for any golden parachute excise taxes payable in connection with a Change in Control with a “best net after-tax cutback” provision which requires any payments and benefits that could constitute “parachute payments” (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to be reduced to avoid the golden parachute excise tax, but only if doing so would result in the Executive receiving a greater amount of payments and benefits in connection with a Change in Control than would be the case if such payments and benefits were not reduced and the Executive were instead subject to the golden parachute excise tax; and

WHEREAS, simultaneously with the execution of this Agreement, the Company and the Executive have entered into an Executive Retirement Agreement, dated as of the date hereof (“Retirement Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2. Term of Agreement. The Term of this Agreement commenced on March 1, 2004 and shall end on April 30, 2017 (the “End Date”).

3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 10.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, (iv) the termination by the Company of the Executive’s employment for any reason or (v) the End Date.

5. Compensation Other Than Severance Payments.

5.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s Base Salary at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.

5.2 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay, in addition to the payments and benefits due under Section 4(a) of the Retirement Agreement (with any outstanding equity awards, including the FY 2016 Equity Awards, to receive the more favorable of the treatment applicable to such awards on a Change in Control and that otherwise applicable) and subject to the nonduplication of benefits provisions set forth in Section 12 of this Agreement, the Executive’s Base Salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall, in addition to the payments and benefits due under Section 4(a) of the Retirement Agreement (with any outstanding equity awards, including the FY 2016 Equity Awards, to receive the more favorable of the treatment applicable to such awards on a Change in Control and that otherwise applicable) and Section 7(b) of the Retirement Agreement in the case of the Executive’s termination due to death or Disability, and subject to the nonduplication of benefits provisions set forth in Section 12 of this Agreement, pay to the Executive the Executive’s post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason. In addition, if the Executive’s employment continues through April 30, 2017, the Executive shall be provided with the benefits under Sections 4(b) through 4(f) of the Retirement Agreement.

6. Severance Payments.

6.1 If the Executive incurs a “separation from service” (within the meaning of Section 409A) following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”) and Section 6.2, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive shall be deemed to have incurred a separation from service following a Change in Control by the Company without Cause or by the Executive with Good Reason if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control occurs). For purposes of Sections 5 and 6 of this Agreement (other than the last sentence of Section 6.2(A)), no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment will be made or provided unless and until such termination of employment is also a “separation from service,” as determined in accordance with Section 409A.

(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of the “Cash Severance” otherwise payable to the Executive pursuant to Section 7(c)(ii)(A) of the Retirement Agreement, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three (3) times the sum of the (i) Executive’s Base Salary or, if higher, the Base Salary in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the average annual bonus earned by the Executive pursuant to Section 3(b) of the Employment Agreement or Section 3(b) of the Retirement Agreement and any other annual bonus or incentive plan maintained by the Company in respect of the three (3) fiscal years ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which the first event or circumstance constituting Good Reason occurs.

(B) For the thirty-six (36) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer; provided, further, that if the Executive requests, such benefits shall be provided in the manner contemplated by Section 4(b) of the Retirement Agreement. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive from another employer of the Executive during the thirty-six (36) month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall promptly reimburse the Executive for the excess, if any, of the after tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

(C) In addition to the retirement benefits, if any, to which the Executive is entitled under each DB Pension Plan or any successor plan thereto, the Company shall pay the Executive a lump sum amount, in cash, equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the third anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive would have accrued under the terms of all DB Pension Plans (without regard to any amendment to any DB Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of age and service credit thereunder and had been credited under each DB Pension Plan during such period with compensation equal to the Executive’s compensation (as defined in such DB Pension Plan) during the twelve (12) months immediately preceding Date of Termination or, if higher, during the twelve (12) months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive had accrued pursuant to the provisions of the DB Pension Plans as of the Date of Termination. For purposes of this Section 6.1(C), “actuarial equivalent” shall be determined using the same assumptions utilized under The Stanley Works Retirement Plan or any successor plan immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason. Notwithstanding the foregoing, the calculation of the lump sum amount payable with respect to the DB Pension Plan that arises pursuant to Section 3(g) (“Pension Make-Whole”) of the Employment Agreement shall be determined based on the projected increase in the Executive’s Historical Average Compensation (as defined in Exhibit D to the Employment Agreement). The payments provided in this Section 6.1(C) are in addition to any payment the Executive would otherwise receive under the applicable DB Plan and are not intended to offset or reduce any payment under such DB Plan or the Pension Make Whole.

(D) In addition to the benefits to which the Executive is entitled under the DC Pension Plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been contributed thereto by the Company on the Executive’s behalf during the thirty-six (36) months immediately following the Date of Termination, determined (x) as if the Executive made the maximum permissible contributions thereto during such period, (y) as if the Executive earned compensation during such period at a rate equal to the Executive’s compensation (as defined in the DC Pension Plan) during the twelve (12) months immediately preceding the Date of Termination or, if higher, during the twelve (12) months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (z) without regard to any amendment to the DC Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the excess, if any, of (x) the Executive’s account balance under the DC Pension Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable under the terms of the DC Pension Plan. The payments provided in this Section 6.1(D) are in addition to any payment the Executive would otherwise receive under the applicable DC Plan and are not intended to offset or reduce any payment under such DC Plan or the Pension Make-Whole.

(E) If the Executive would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time during the period of thirty-six (36) months after the Date of Termination, the Company shall provide such post-retirement health care and/or life insurance benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate.

(F) The Company shall provide the Executive with third-party outplacement services suitable to the Executive’s position for the period following the Executive’s Date of Termination and ending on December 31 of the second calendar year following such Date of Termination or, if earlier, until the first acceptance by the Executive of an offer of employment, provided, however, that in no case shall the Company be required to pay in excess of $50,000 over such period in providing outplacement services and that all reimbursements hereunder shall be paid to the Executive within thirty (30) calendar days following the date on which the Executive submits the invoice but no later than December 31 of the third calendar year following the year of the Executive’s Date of Termination.

(G) For the thirty-six (36) month period immediately following the Date of Termination or until the Executive becomes eligible for substantially similar benefits from a new employer, whichever occurs earlier, the Company shall continue to provide the Executive with all perquisites provided by the Company (i) to the Executive pursuant to the Retirement Agreement (including, without limitation, automobile, financial planning, annual physical and executive whole life insurance) and the benefits under Sections 4(d), 4(e) and 4(f) of the Retirement Agreement (as if the Executive had been employed through April 30, 2017), and (ii) immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

6.2 Notwithstanding any other provisions in this Agreement, if any of the payments or benefits received or to be received by the Executive (including any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out, if any, of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out, if any, of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(B) In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to section 409A as deferred compensation.

(C) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code, taking into account the value attributable to the Executive agreeing to refrain from performing services pursuant to a covenant not to compete, with such valuation to be determined by an independent valuation firm with expertise in such matters) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation; and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

(D) All determinations required by this Section 6.2 (or requested by either the Executive or the Company in connection with this Section 6.2) will be at the expense of the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 6.2 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

6.3 Subject to Section 6.4, the payments provided in subsections (A), (C) and (D) of Section 6.1 hereof shall be made not later than the fifth (5th) business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274 (b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) calendar day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be payable by the Executive to the Company on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.4 Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Executive’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s separation from service or (ii) Executive’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Executive for the after-tax cost incurred by the Executive in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).

(B) With respect to any amount of expenses eligible for reimbursement under Sections 6.1 (B), (E) and (G), such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Executive but in no event later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(C) For purposes of Section 409A, the Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

6.5 The Company shall deposit the estimated Delayed Payments and estimated Additional Delayed Payments into an irrevocable grantor trust (for purposes of this Section 6, the “Grantor Trust”) not later than the fifth business day following the occurrence of a Potential Change in Control. The Company shall deposit additional amounts into the Grantor Trust on the monthly basis equal to the interest accrued on the Delayed Payments (and any earlier interest payments) at the United States 5-year Treasury Rate plus 2%, and the amount held in the Grantor Trust shall be paid to the Executive (in accordance with the terms of the Grantor Trust) on the Permissible Payment Date.

6.6 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement. Such payments shall be made within five (5) business days (but in any event no later than December 31 of the year following the year in which the Executive incurs the expenses) after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, provided that (i) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, (ii) the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit, and (iii) the Executive shall not be entitled to reimbursement unless he has submitted an invoice for such fees and expenses at least ten (10) business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The Company shall also pay all legal fees and expenses incurred by the Executive in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit hereunder. Payment pursuant to the preceding sentence will be made within fifteen (15) business days after delivery of the Executive’s written request for payment but in no event later than the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or proceeding are remitted to the taxing authority, or where as a result of the audit or proceeding no taxes are remitted, the end of the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the matter.

7. Termination Procedures and Compensation During Dispute.

7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause (and the subsequent special Board meeting to determine whether Cause exists) shall be in accordance with the provisions set forth in Section 6(b) of the Retirement Agreement.

7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive incurs a separation from service due to Disability, thirty (30) calendar days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) calendar day period), and (ii) if the Executive incurs a separation from service for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall be the 30th calendar day after Notice of Termination is given (except in the case of a termination for Cause, in which case the Date of Termination will be determined in accordance with Sections 6(b)(ii) and 6(d) of the Retirement Agreement) and, in the case of a termination by the Executive, shall not be less than fifteen (15) calendar days nor more than sixty (60) calendar days, respectively, from the date such Notice of Termination is given).

8. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof. Further, except as specifically provided in Sections 6.1(B) and 6.1(G) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9. Restrictive Covenants.

9.1 The Executive agrees that restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries, and that the agreed restrictions set forth below will not deprive the Executive of the ability to earn a livelihood:

(A) In the event that, during the twenty-four (24) months following termination of employment during the Term by the Executive for Good Reason or by the Company other than for Cause, death, or Disability (the “Non-Competition Period”), the Executive shall, without the written consent of the Board, directly or indirectly, as employee, agent, consultant, stockholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any Competitive Business, then the Company’s obligations to make any further payments or provide any further benefits under Section 6.1 shall immediately terminate.

(B) The Executive agrees that during the Term and thereafter, he will remain bound by Sections 10(a) and 10(c) of the Retirement Agreement.

(C) Without limiting the foregoing, it is understood that the Company shall not be obligated to make any of the payments or to provide for any of the benefits specified in Sections 6.1 and 6.2 hereof, and shall be entitled to recoup the pro rata portion of any such payments and of the value of any such benefits previously provided to the Executive in the event of a material breach by the Executive of the provisions of this Section 9 (such pro ration to be determined as a fraction, the numerator of which is the number of days from such breach to the second anniversary of the date on which the Executive terminates employment and the denominator of which is 730), which breach continues without having been cured within fifteen (15) calendar days after written notice to the Executive specifying the breach in reasonable detail.

10. Successors; Binding Agreement.

10.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

11. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company: Stanley Black & Decker, Inc.

1000 Stanley Drive
New Britain, Connecticut 06053
Attention: General Counsel

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company (including, without limitation, the Retirement Agreement) only in the event that the Executive’s employment with the Company is terminated during the Term on or following a Change in Control (or deemed to have been so terminated), by the Company other than for Cause, death or Disability or by the Executive for Good Reason. Notwithstanding the foregoing, this Agreement shall not supersede Sections 3(b), 3(c), 3(d), 3(e), 3(g), 3(h) or 4(a)-4(f) of the Retirement Agreement, which provisions shall apply as if set forth herein (it being agreed that the Executive shall be treated as having remained employed until April 30, 2017 if his employment is terminated by the Company other than for Cause, death or Disability or by the Executive for Good Reason in connection with a Change in Control). To the extent that this Agreement does not supersede the Retirement Agreement but provides payments or benefits in excess of those to which the Executive is entitled under the Retirement Agreement, the Executive shall be entitled to (i) such excess payments and benefits and (ii) payments and benefits due pursuant to the Retirement Agreement. Further, to the extent this Agreement does not supersede the Retirement Agreement or any other agreement setting forth the terms and conditions of the Executive’s employment with the Company, it shall not result in any duplication of benefits to the Executive. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut, without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Settlement of Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) calendar days after notification by the Board that the Executive’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by a court of competent jurisdiction.

Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A) “Additional Delayed Payments” shall have the meaning set forth in Section 6.4 hereof.

(B) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(C) “Auditor” shall have the meaning set forth in Section 6.2 hereof.

(D) “Base Salary” shall have the meaning set forth in Section 3(a) of the Retirement Agreement.

(E) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(F) “Board” shall mean the Board of Directors of the Company.

(G) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within thirty (30) calendar days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(H) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareowners was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

(III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(IV) the shareowners of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareowners of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(I) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(J) “Company” shall mean Stanley Black & Decker, Inc. and, except in determining under Section 15(H) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(K) “Competitive Business” shall have the meaning set forth in Section 10(b) of the Retirement Agreement.

(L) “Confidential Information” shall have the meaning set forth in Section 10(a) of the Retirement Agreement.

(M) “DB Pension Plan” shall mean any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company and any other defined benefit plan, agreement, or pension make-whole arrangement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits. For purposes of Section 6.1(C) hereof, if the Executive would have satisfied the condition for participation in a DB Plan (or any successor thereto) within thirty-six (36) months following the Date of Termination (i.e., assuming the Executive accrued additional age and service credit over such period), the Executive shall be deemed to have been a participant in such plan immediately prior to the Date of Termination and shall be entitled to the benefits provided under Section 6.1(C) relating thereto.

(N) “DC Pension Plan” shall mean any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan or agreement entered into between the Executive and the Company which is designed to provide the executive with supplemental retirement benefits.

(O) “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.

(P) “Delayed Benefits” shall have the meaning set forth in Section 6.4 hereof.

(Q) “Delayed Payments” shall have the meaning set forth in Section 6.4 hereof.

(R) “Delay Period” shall have the meaning set forth in Section 6.4 hereof.

(S) “Disability” shall have the meaning set forth in Section 6(a) of the Retirement Agreement.

(T) “Employment Agreement” shall mean the Second Amended and Restated Employment Agreement by and between The Stanley Works and the Executive, dated November 9, 2009, and any subsequent amendments thereto.

(U) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(V) “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.

(W) “Executive” shall mean the individual named in the first paragraph of this Agreement.

(X) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I) the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company;

(II) a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company;

(III) the relocation of the Executive’s principal place of employment to a location more than thirty-five (35) miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(IV) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) calendar days of the date such compensation is due;

(V) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s 2001 Long-Term Incentive Plan and Management Incentive Compensation Plan and Section 3(j) (“Pension Make-Whole”) of the Employment Agreement, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

(VI) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(VII) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness;

(VIII) Breach by the Company of the provisions of Section 10.1 hereof; or

(IX) any event that would constitute “Good Reason” pursuant to the Retirement Agreement.

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason in connection with a termination of employment other than as described in the second sentence of Section 6.1 hereof, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

(Y) “Grantor Trust” shall have the meaning set forth in Section 6.5 hereof.

(Z) “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.

(AA) “Permissible Payment Date” shall have the meaning set forth in Section 6.4 hereof.

(BB) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.

(CC) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding             shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(DD) “Prior Agreement” shall have the meaning set forth in the second paragraph of this Agreement.

(EE) “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.

(FF) “Section 409A” shall mean section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

(GG) “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.

(HH) “Subsidiary” means any corporation or other business organization of which the securities having a majority of the normal voting power in electing the board of directors or similar governing body of such entity are, at the time of determination, owned by the Company directly or indirectly through one or more Subsidiaries.

(II) “Tax Counsel” shall have the meaning set forth in Section 6.2 hereof.

(JJ) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(KK) “Total Payments” shall mean those payments so described in Section 6.2 hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STANLEY BLACK & DECKER, INC.

By:
Name: Bruce H. Beatt
Title: Senior Vice President, General
Counsel and Secretary

EXECUTIVE

By:
Name: John F. Lundgren

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE AGREEMENT]